Exhibit 99.1

Stronghold Digital Mining Reports Third Quarter 2021 Results and Provides Operational Update

NEW YORK, November 30, 2021 – Stronghold Digital Mining, Inc. (Nasdaq: SDIG) (“Stronghold,” or the “Company”) today reported financial results for its third quarter ended September 30, 2021 and provided an operational update.

Third Quarter and Recent Operational and Financial Highlights

•	Removed approximately 106,000 tons of coal refuse and returned approximately 64,500 tons of beneficial use ash to waste coal piles during the quarter, facilitating the remediation of these sites
•	Closed upsized initial public offering (“IPO”) on October 22, 2021, generating net proceeds of approximately $132.5 million
•	Closed acquisition of Panther Creek Plant on November 2, 2021, increasing owned power generation capacity to approximately 165 megawatts (“MW”)
•

As of November 29, 2021, has received nearly 6,000 miners with total hash rate capacity of approximately 470 petahash per second (“PH/s”) and remains on track to achieve its hash rate capacity goal of 8,000+ PH/s by the end of 2022

•

Pro forma cash and cash equivalents as of September 30, 2021 was approximately $104.2 million, as adjusted for net proceeds from the IPO, closing of the Panther Creek Plant acquisition, and deposits paid in relation to announced miner purchases

Management Commentary

“We are excited about our entry into the public markets as a well-capitalized, vertically integrated Bitcoin miner with an advantageous cost structure,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “We have structured Stronghold to not only be a best-in-class Bitcoin miner, but also to have a positive impact on the environment, which we accomplish through the cleanup of toxic, legacy waste coal piles in Pennsylvania. These piles are actively polluting the Commonwealth’s air and water, and we are proud that our operations benefit the local communities.”

“We are executing on our strategy of growing owned power generation assets and rapidly deploying miners at these facilities, as evidenced by the recent acquisition of our second power generation asset and continued additions to our miner fleet. We intend to continue acquiring low-cost power assets and miners to reach our goal of at least 8,000 PH/s of hash rate capacity by the end of 2022.”

Cryptocurrency Mining Update

Stronghold remains on track to reach its hash rate capacity goal of 8,000 PH/s by the end of 2022, with miners from a diversified group of global manufacturers, including MinerVa, Bitmain, and MicroBT. As of September 30, 2021, the Company had approximately 3,000 miners deployed with total hash rate capacity of approximately 185 PH/s. As of November 29, 2021, the Company has purchased or installed approximately 45,000 miners with total hash rate capacity of approximately 4,390 PH/s.

Since the end of the third quarter, Stronghold has received nearly 3,000 miners, including the first 240 MV7 miners from MinerVa, and the Company expects to have over 500 MinerVa miners installed by the end of the week, with shipments ramping up for the 15,000-miner order. Performance for these machines has been in line with expectations. Since the end of the quarter, Stronghold also entered into two agreements with Bitmain to purchase 12,000 S19j Pro miners and 1,800 S19 XP miners, with aggregate hash rate capacity of approximately 1,450 PH/s. Additionally, the Company purchased over 2,500 miners on the open market through multiple transactions, with aggregate hash rate capacity exceeding 200 PH/s, which are expected to be installed before the end of the year.

Stronghold also continues to expand datacenter capacity to house its miners. Stronghold owns, develops, and manages its datacenters, which increases operational control, mitigates supply-chain risks, and improves economics. The Company has manufactured 33 MW of StrongBoxes, its proprietary modular datacenter containers, and expects to have completed approximately 125 MW by the end of the first quarter of 2022.

As of September 30, 2021, Stronghold held on its balance sheet approximately 85 Bitcoin.

Power Assets Update

On November 2, 2021, Stronghold closed on the acquisition of the Panther Creek Plant, an 80 MW coal refuse reclamation-to-energy facility located in Pennsylvania, which utilizes the same circulating fluidized bed technology as Stronghold’s Scrubgrass Plant. Both the Scrubgrass Plant and Panther Creek Plant generate power from coal refuse, which is a waste byproduct of legacy coal mining operations. The Commonwealth of Pennsylvania has designated coal refuse as a Tier II Alternative Energy Source, making our facilities eligible to earn renewable energy credits.

In conjunction with the acquisition, the Company entered into an Operation, Maintenance and Ancillary Services Agreement with the seller to provide operations and maintenance services support to Stronghold for both the Scrubgrass Plant and the Panther Creek Plant. The support services from an experienced operating group are expected to facilitate durable uptime and efficiency for Stronghold’s power assets.

With the acquisition of the Panther Creek Plant, the Company’s owned power generation capacity expanded to approximately 165 MW. Stronghold continues to evaluate opportunities to acquire additional power generation assets, including a third coal refuse reclamation facility that is under a non-binding letter of intent to purchase.

Third Quarter 2021 Financial Results

Revenues in the third quarter increased 527% to $6.0 million compared to $1.0 million in the same quarter a year ago. The increase is primarily attributable to higher energy generation and crypto asset mining revenues.

Operating expenses in the third quarter increased 492% to $10.0 million compared to $1.7 million in the same quarter a year ago. The increase is primarily attributable to higher operating costs at the Scrubgrass Plant to facilitate higher and more consistent power generation capacity for energy operations and cryptocurrency operations, in addition to higher general and administrative costs as the Company scales its organizational structure.

Net loss for the third quarter of ($6.3) million compared to a net loss of ($0.7) million for the same quarter a year ago.

Adjusted EBITDA for the third quarter increased to $9,700 compared to ($0.5) million for the same quarter a year ago (see reconciliation of Non-GAAP financial measures).

Net cash provided by operating activities in the third quarter was $10.2 million compared to $0.5 million in the same quarter a year ago.

Stronghold ended the quarter with approximately $41.4 million in cash and approximately $53.7 million in debt.

Financial and Operational Outlook

“Following our successful IPO and closing of the Panther Creek acquisition, we are executing on our strategy of being a low-cost, environmentally beneficial Bitcoin miner,” said Greg Beard. “We expect a significant ramp-up in miner deliveries over the coming months and are taking active steps to accelerate miner deliveries. We remain on track to reach the 2022 operational metrics that we communicated at the time of our IPO and continue to make excellent progress in expanding our power generation capacity to maintain our vertical integration as we grow our miner fleet.”

Conference Call

Stronghold will host a conference call today, November 30, 2021, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these results. A question-and-answer session will follow management's presentation.

To participate, please dial the appropriate number at least ten minutes prior to the start time and ask for the Stronghold Digital Mining conference call.

U.S. dial-in number: 1-844-705-8583

International number: 1-270-215-9880

Conference ID: 1385345

The conference call will broadcast live and be available for replay here.

A replay of the call will be available after 8:00 p.m. Eastern Time through December 14, 2021 at 8:00 p.m. Eastern Time.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Conference ID: 1385345

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; our ability to raise capital to fund business growth; our ability to enter into purchase agreements and acquisitions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Registration Statement on Form S-1 (File No. 333-258188), filed on October 19, 2021, and any subsequently filed Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2021 and December 31, 2020

	Sept 30, 2021	Dec 31, 2020
	(unaudited)
CURRENT ASSETS
Cash	$41,434,410	$303,187
Digital currencies	3,228,698	228,087
Accounts receivable	308,387	65,900
Due from related party	—	302,973
Prepaid insurance	278,538
Inventory	367,601	396,892
Other current assets	3,779,663	65,831
Total Current Assets	49,397,297	1,362,870
EQUIPMENT DEPOSITS	85,624,852	—
PROPERTY, PLANT AND EQUIPMENT, NET	40,114,787	7,814,199
LAND	29,919	—
ROAD BOND	185,245	185,245
TOTAL ASSETS	$175,352,100	$9,362,314
CURRENT LIABILITIES
Current portion of long-term debt- net of discounts/issuance fees	$31,251,305	$449,447
Related-party notes	—	2,024,250
Accounts payable	29,620,242	8,479,187
Due to related parties	735,618	698,338
Accrued liabilities	3,833,191	828
Total Current Liabilities	65,440,356	11,652,050
LONG-TERM LIABILITIES
Asset retirement obligation	474,933	446,128
Contract liabilities	187,837	40,000
Economic Injury Disaster Loan	—	150,000
Paycheck Protection Program Loan	841,670	638,800
Warrants issued with conversions to redeemable preferred stock	878,970	—
Long-term debt- net of discounts/issuance fees	22,417,973	482,443
Total Long-Term Liabilities	24,801,383	1,757,371
Total Liabilities	90,241,739	13,409,421

MEZZANINE EQUITY
Series A redeemable and convertable preferred stock, $.0001 par value, aggregate
liquidation value $85,000,000, 9,792,000 shares issued and outstanding as of September 30, 2021	78,041,113	-
Series B redeemable and convertable preferred stock, $.0001 par value, aggregate
liquidation value $20,000,006, 5,760,000 shares authorized and 1,817,035 issued and outstanding as of September 30, 2021	18,242,733	-
Common Stock - Class V, $.0001 par value; 34,560,000 shares authorized and 27,057,600 shares issued and outstanding	243,002,390	-
Total mezzanine equity	339,286,236	-

STOCKHOLDER'S DEFICIENCY & PARTNERS' DEFICIT
General partners	-	(2,710,323)
Limited partners		(1,336,784)
Series A redeemable and convertable preferred stock, $.0001 par value, aggregate liquidation value $5,000,000, 576,000 issued and outstanding as of September 30, 2021	58	-
Common Stock - Class A, $.0001 par value; 238,000,000 shares authorized and 140,674 shares issued and outstanding	14	-
Accumulated deficits	(263,811,490)	-
Additional paid-in capital	9,635,543	-
Stockholder's deficiency or partners' Deficit	(254,175,875)	(4,047,107)
Total	85,110,361	(4,047,107)
TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIENCY	$175,352,100	$9,362,314

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and nine months ended September 30, 2021 and 2020

	Three months ended,		Nine months ended,
	Consolidated	Consolidated	Consolidated	Consolidated
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
OPERATING REVENUES
Energy	$2,388,752	$119,945	$5,875,574	$704,604
Capacity	1,069,040	732,594	2,352,276	2,202,255
Cryptocurrency hosting	499,724	—	1,742,242	—
Cryptocurrency mining	2,060,523	141,226	3,901,426	221,455
Other	1,674	(33,743)	34,797	—
Total operating revenues	6,019,713	960,022	13,906,315	3,128,313
OPERATING EXPENSES
Fuel	2,411,186	181,041	6,511,706	483,977
Operations and maintenance	2,835,315	997,169	6,040,173	2,660,536
General and administrative	3,469,830	365,269	6,377,677	1,093,858
Impairments on digital currencies	91,040	—	466,286	—
Depreciation and amortization	1,158,374	139,150	2,463,549	422,603
Total operating expenses	9,965,745	1,682,629	21,859,391	4,660,974
NET OPERATING INCOME/(LOSS)	(3,946,032)	(722,607)	(7,953,076)	(1,532,661)
OTHER INCOME (EXPENSE)
Interest expense	(2,460,668)	(32,381)	(2,594,751)	(106,881)
Gain on extinguishment of PPP loan	—	—	638,800	—
Realized gain (loss) on sale of digital currencies	—	3,662	149,858	4,941
Changes in fair value of warrant liabilities	92,979	—	(98,498)	—
Derivative contracts, net	—	—	—	1,207,131
Waste coal credit	23,356	—	47,152	7,500
Other	10,336	68,952	48,521	96,210
Total other income	(2,333,997)	40,233	(1,808,918)	1,208,901
NET INCOME/(LOSS)	$(6,280,029)	$(682,374)	$(9,761,994)	$(323,760)
NET INCOME/(LOSS) - attributable to non-controlling interest	$(4,328,460)		$(6,730,940)
NET INCOME/(LOSS) - Stronghold Digital Mining, Inc	$(1,951,569)		$(3,031,054)
NET LOSS attributable to Class A Common Shares [1]
Basic	$(6.05)		$(17.05)
Diluted	$(6.05)		$(17.05)
Class A Common Shares Outstanding [1]
Basic	322,342		173,532
Diluted	322,342		173,532

1 Basic and diluted loss per Class A common stock is presented only for the period after the Company’s Reorganization Transactions.

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

September 30, 2021 and 2020

	Sept 30, 2021	Sept 30, 2020
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss)	$(9,761,994)	$(323,760)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and Amortization - PP&E	2,463,549	422,603
Forigveness of PPP loan	(638,800)	-
Realized (gain) loss on sale of derivatives	-	(1,207,131)
Realized (gain) loss on sale of digital currency	(149,858)	(4,941)
Write-off of bad debts	150,162
Amortized debt issuance costs	643,025
Stock Compensation	1,246,460	-
Impairments on digital currencies	466,286	-
Changes in fair value of warrant liabilities	98,498	-
(Increase) decrease in assets:
Digital currencies	(3,901,426)	(237,107)
Accounts receivable	(242,489)	42,037
Prepaid Insurance	(278,538)
Due from related party	302,973	-
Inventory	29,291	(87,867)
Other current assets	(3,713,832)	(1,196)
Increase (decrease) in liabilities:
Accounts payable	21,141,055	1,380,198
Due to related parties	37,280	(358,602)
Accrued liabilities	3,832,362	(9,431)
Contract liabilities	147,836	36,000
NET CASH PROVIDED BY (USED) OPERATING ACTIVITIES	11,871,840	(349,197)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of digital currencies	584,387	94,954
Proceeds from sale of derivatives	-	1,712,878
Purchase of land	(29,919)
Purchase of property, plant and equipment	(34,735,332)	(1,415,621)
Equipment purchase deposits- net of future commitments	(85,624,852)	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(119,805,716)	392,211
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Payments on long-term debt	(7,811,150)	(198,500)
Proceeds from promissory note	38,987,333	-
Proceeds from equipment financing agreement	24,157,178
Proceeds from PPP loan	841,670	638,000
Proceeds from private placements- mezzanine equity (net of fees)	97,064,318
Proceeds/(Payoff) of EIDL loan	(150,000)	160,000
Payoff of related-party notes	(2,024,250)
Buyout of Aspen Interest	(2,000,000)
Distributions paid	-	(591,119)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	149,065,099	8,381
NET INCREASE (DECREASE) IN CASH	41,131,223	51,395
CASH - BEGINNING OF PERIOD	303,187	134,143
CASH - END OF PERIOD	$41,434,410	$185,538

Use and Reconciliation of Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-Q for the quarter ended September 30, 2021. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.

RECONCILIATION OF ADJUSTED EBITDA

Three and nine months ended September 30, 2021 and 2020

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net Income (loss)	(6,280.0)	(682.4)	(9,762.0)	(323.8)
Interest, net	2,460.7	32.4	2,594.8	106.9
Income Taxes	–	–	–	–
Depreciation and amortization	1,158.4	139.1	2,463.5	422.6
Impairment of digital currencies	91.1	–	466.3	–
Realized gains and losses on the sale of long-term assets	–	–	–	–
One time non-recurring expenses [1]	1,719.4	–	1,787.8	–
Expenses related to stock-based compensation	976.5	–	1,246.5	–
(Gains)/Losses on derivative contracts	–	–	–	(1,207.1)
Waste coal credits	(23.4)	–	(47.2)	(7.5)
Gain on extinguishment of debt	–	–	(638.8)	–
Realized (gain)/loss on sale of digital currencies	–	(3.7)	(149.9)	(4.9)
Changes in fair value of warrant liabilities	(93.0)	–	98.5	–
Adjusted EBITDA	9.7	(514.6)	(1,940.4)	(1,013.8)

1 Includes the following non-recurring expenses: legal fees related to the Panther Creek Acquisition and the Northem Data Hosting Agreement, bad debt write-off, startup costs related to initial crypto asset stores inventories, and one-time items.

Investor Contact:

Matt Glover or Jeff Grampp, CFA

Gateway Group, Inc.

SDIG@GatewayIR.com

1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com